Exhibit 99.1

Qualstar announces the Q48™, a compact LTO Tape Library designed for Small and Medium Size Businesses.

Westlake Village, CA (USA) September 22, 2015 – Qualstar Corporation (NASDAQ: QBAK), a leading manufacturer of data storage solutions and high efficiency power supplies, today announced the release of Q48, a compact 48-slot LTO Tape Library designed for small and medium businesses, and for distributed deployment environments.

The Qualstar Q48 is designed to provide superior performance and value for backup, recovery and archiving applications. Feature-rich and compact in a 4U high, 19-inch rackmount form-factor, the Q48 offers outstanding storage capacity and data throughput while providing a cost-effective storage solution. The Q48 supports flexible throughput and capacity scaling with its ability to be upgraded from one to four drives and from LTO5 to LTO6 technology*, thus offering tangible investment protection. Qualstar provides leading-edge technology based on industry standards that effectively implement outstanding performance at the right value point.

“We all know that digital data is being created at a tremendous rate around the world. How to archive this data on affordable media is paramount to lowering total cost of ownership. The addition of the Q48 to our Q-Series of tape libraries is one more example of Qualstar’s on-going commitment to growth in the storage solutions market by satisfying our customers’ needs”, said Steven N. Bronson, Qualstar’s Chief Executive Officer.

Please call for availability.

* Compatible with LTO7 drives when available.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar's products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or by phone at 805-583-7744.

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FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

CONTACT INFORMATION:

Qualstar Sales

Daniel K. Jan

sales@qualstar.com

805-583-7744